Exhibit 99.1

Investor Relations

News from Aon

Aon Reports First Quarter 2021 Results

First Quarter Key Metrics
•Total revenue increased 10% to $3.5 billion, including organic revenue growth of 6%
•Operating margin increased 320 basis points to 35.3%, and operating margin, adjusted for certain items, increased 170 basis points to 37.4%
•EPS increased 22% to $4.00, and EPS, adjusted for certain items, increased 16% to $4.28
•For the first three months of 2021, cash flows from operations increased 66% to $561 million, and free cash flow increased 91% to $532 million

First Quarter Highlights
•Repurchased 0.2 million Class A Ordinary Shares for approximately $50 million
•Published our 2020 Aon Impact Report, highlighting ongoing actions to strengthen our inclusive Aon United culture and commitment to net-zero greenhouse gas emissions by 2030, using Science Based Targets
•Announced the future executive committee that will lead the combined firm upon the completion of the pending combination of Aon and Willis Towers Watson
•Subsequent to the close of the quarter, announced a new solution, through broad industry collaboration, that will provide supply chain protection for global COVID-19 vaccine shipments
•Subsequent to the close of the quarter, announced an 11% increase to the quarterly cash dividend

DUBLIN - April 30, 2021 - Aon plc (NYSE: AON) today reported results for the three months ended March 31, 2021.

Net income attributable to Aon shareholders was $913 million, or $4.00 per share, compared to $772 million, or $3.29 per share, in the prior year period. Net income per share attributable to Aon shareholders, adjusted for certain items, increased 16% to $4.28, including a favorable impact of $0.18 per share if the Company were to translate prior year period results at current period foreign exchange rates (“foreign currency translation”), compared to $3.68 in the prior year period. Certain items that impacted first quarter results and comparisons with the prior year period are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share” on page 10 of this press release.

“In the first quarter, our colleagues delivered an outstanding operational performance including 6% organic revenue growth and 170 basis points of margin improvement, building on over a decade of progress on our key financial metrics, creating momentum for 2021, and demonstrating the power of Aon United,” said Greg Case, Chief Executive Officer. “Today, clients are justifiably focused on the unprecedented impact of the COVID-19 pandemic, but they are also increasingly aware of other challenges like climate change, supply chain disruption, the future of work, and the growing health-wealth gap. Our strategy is built to bring the best innovation, insight, and solutions from across our firm, and our potential to address client need only increases with our pending combination with Willis Towers Watson.”

FIRST QUARTER 2021 FINANCIAL SUMMARY

Total revenue in the first quarter increased 10% to $3.5 billion compared to the prior year period driven by 6% organic revenue growth and a 4% favorable impact from foreign currency translation.

Total operating expenses in the first quarter increased 4% to $2.3 billion compared to the prior year period due primarily to a $73 million unfavorable impact from foreign currency translation, an increase in expense associated with 6% organic revenue growth, and a $17 million increase in transaction costs related to the pending combination with Willis Towers Watson, partially offset by a $55 million decrease from accelerated amortization related to certain tradenames that were fully amortized in the second quarter of 2020 and expense discipline, including lower travel and entertainment expense.

Foreign currency translation in the first quarter had a $40 million, or $0.17 per share, favorable impact on U.S. GAAP net income and a $42 million, or $0.18 per share, favorable impact on adjusted net income. If currency were to remain stable at today’s rates, the Company would expect a favorable impact of approximately $0.04 per share in the second quarter of 2021, $0.02 per share in the third quarter of 2021, and $0.01 per share in the fourth quarter of 2021.

Effective tax rate used in the Company’s U.S. GAAP financial statements in the first quarter was 20.1%, compared to 19.3% in the prior year period. After adjusting to exclude the applicable tax impact associated with certain non-GAAP adjustments, the adjusted effective tax rate for the first quarter of 2021 increased to 19.7% compared to 19.4% in the prior year period, primarily driven by changes in the geographical distribution of income and a net favorable impact from discrete items. The prior year period also included a net favorable impact from discrete items.

Weighted average diluted shares outstanding decreased to 228.1 million in the first quarter compared to 234.5 million in the prior year period. The Company repurchased 0.2 million Class A Ordinary Shares for approximately $50 million in the first quarter. As of March 31, 2021, the Company had $5.2 billion of remaining authorization under its share repurchase program.

YEAR TO DATE 2021 CASH FLOW SUMMARY
Cash flows provided by operations for the first three months of 2021 increased $223 million, or 66%, to $561 million compared to the prior year period, primarily due to strong operational improvement and a $45 million decrease in restructuring cash outlays.

Free cash flow, defined as cash flows from operations less capital expenditures, increased 91%, to $532 million for the first three months of 2021 compared to the prior year period, reflecting an increase in cash flows from operations and a $30 million decrease in capital expenditures.

FIRST QUARTER 2021 REVENUE REVIEW
The first quarter revenue reviews provided below include supplemental information related to organic revenue growth (decline), which is a non-GAAP measure that is described in detail in “Reconciliation of Non-GAAP Measures - Organic Revenue Growth (Decline) and Free Cash Flow” on page 9 of this press release.

	Three Months Ended March 31,
(millions)	2021	2020	% Change	Less: Currency Impact	Less: Fiduciary Investment Income	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (Decline)
Revenue
Commercial Risk Solutions	$1,289	$1,146	12%	5%	(1)%	(1)%	9%
Reinsurance Solutions	922	848	9	3	(1)	1	6
Retirement Solutions	434	397	9	4	—	—	5
Health Solutions	536	502	7	3	—	—	4
Data & Analytic Services	351	331	6	4	—	4	(2)
Elimination	(7)	(5)	N/A	N/A	N/A	N/A	N/A
Total revenue	$3,525	$3,219	10%	4%	—%	—%	6%

Total revenue increased $306 million, or 10%, to $3,525 million compared to the prior year period, including organic revenue growth of 6% primarily driven by ongoing strong retention and net new business generation, as well as growth overall in the more discretionary portions of the business.

Commercial Risk Solutions organic revenue growth of 9% was driven by growth across every major geography, reflecting strong retention and management of the renewal book portfolio, highlighted by double-digit growth in the U.S., Asia, and Latin America. Results in the U.S. reflect strong new business generation, including continued strength in core P&C. Results also reflect growth in the more discretionary portions of the business, including double-digit growth in transaction liability and increased project-related work. On average globally, pricing was modestly positive, while exposures were flat, resulting in a modestly positive market impact.
Reinsurance Solutions organic revenue growth of 6% was driven by growth in treaty, reflecting continued net new business generation globally, and double-digit growth in facultative placements. Market impact was modestly positive on results in the first quarter.

Retirement Solutions organic revenue growth of 5% was driven by growth across every major business, highlighted by double-digit growth in Human Capital, primarily for rewards solutions, and solid growth in the core Retirement business driven by an increase in project-related work resulting from new legislation. Results in Human Capital and core Retirement were positively impacted by a rebound from 2020 and higher utilization rates. Growth in Investments primarily includes growth in our delegated investment management business.

Health Solutions organic revenue growth of 4% was driven by growth globally in core health and benefits brokerage, reflecting strong retention and management of the renewal book portfolio. Results also include a modest decline in the more discretionary portions of the business, primarily due to a decline in project-related work, partially offset by strong growth in voluntary benefits.

Data & Analytic Services organic revenue decline of 2% was driven by a decrease in the travel and events practice globally. Results also include double-digit revenue growth generated through our CoverWallet digital platform, which has processed total premium volume of $300 million over the last twelve months.

FIRST QUARTER 2021 EXPENSE REVIEW

	Three Months Ended March 31,
(millions)	2021	2020	$ Change	% Change
Expenses
Compensation and benefits	$1,719	$1,522	$197	13%
Information technology	114	111	3	3
Premises	77	73	4	5
Depreciation of fixed assets	41	41	—	—
Amortization of intangible assets	40	97	(57)	(59)
Other general expense	289	342	(53)	(15)
Total operating expenses	$2,280	$2,186	$94	4%

Compensation and benefits expense increased $197 million, or 13%, compared to the prior year period due primarily to an increase in expense associated with 6% organic growth and a $56 million unfavorable impact from foreign currency translation.

Information technology expense increased $3 million, or 3%, compared to the prior year period due primarily to a $2 million unfavorable impact from foreign currency translation.

Premises expense increased $4 million, or 5%, compared to the prior year period due primarily to a $3 million unfavorable impact from foreign currency translation, partially offset by a decrease related to reduced office occupancy.

Depreciation of fixed assets was flat compared to the prior year period.

Amortization and impairment of intangible assets decreased $57 million, or 59%, compared to the prior year period due primarily to a $55 million decrease from accelerated amortization related to certain tradenames that were fully amortized in the second quarter of 2020.

Other general expenses decreased $53 million, or 15%, compared to the prior year period due primarily to a temporary reduction of certain expenses, primarily travel and entertainment, partially offset by a $17 million increase in transaction costs related to the pending combination with Willis Towers Watson and a $10 million unfavorable impact from foreign currency translation.

FIRST QUARTER 2021 INCOME SUMMARY
Certain noteworthy items impacted adjusted operating income and adjusted operating margins in the first quarters of 2021 and 2020, which are also described in detail in “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share” on page 10 of this press release.

	Three Months Ended March 31,
(millions)	2021	2020	% Change
Revenue	$3,525	$3,219	10%
Expenses	2,280	2,186	4
Operating income	$1,245	$1,033	21%
Operating margin	35.3%	32.1%
Operating income - as adjusted	$1,320	$1,148	15%
Operating margin - as adjusted	37.4%	35.7%

Operating income increased to $1,245 million compared to the prior year period. Operating income, adjusted for certain items increased $172 million, or 15%, and operating margin, adjusted for certain items, increased 170 basis points to 37.4%, each compared to the prior year period. Adjusted operating income and adjusted operating margin primarily reflect strong organic revenue growth and expense discipline, partially offset by a $13 million decrease in fiduciary investment income. Results also reflect the absorption of investments to support long-term growth initiatives.

Interest income increased $1 million compared to the prior year period. Interest expense decreased $4 million to $79 million compared to the prior year period reflecting lower outstanding term debt. Other pension income increased $2 million to $6 million compared to the prior year period. Other expense of $8 million primarily reflects $4 million of losses on certain Company-owned life insurance plans and $3 million of net losses due to the unfavorable impact of exchange rates on the remeasurement of assets and liabilities in non-functional currencies.

Conference Call, Presentation Slides and Webcast Details

The Company will host a conference call on Friday, April 30, 2021 at 7:30 a.m., central time. Interested parties can listen to the conference call via a live audio webcast and view the presentation slides at www.aon.com.

About Aon
Aon plc (NYSE: AON) Aon is a leading global professional services firm providing a broad range of risk, retirement and health solutions. Our 50,000 colleagues in 120 countries empower results for clients by using proprietary data and analytics to deliver insights that reduce volatility and improve performance.

Safe Harbor Statement
This communication contains certain statements related to future results, or states Aon’s intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. These forward-looking statements include information about possible or assumed future results of Aon’s operations, the uncertainty surrounding the COVID-19 pandemic, and Aon’s pending combination with Willis Towers Watson Public Limited Company (the “Combination”). All statements other than statements of historical facts that address activities, events or developments that Aon expects or anticipates may occur in the future, including such things as its outlook, future capital expenditures, growth in commissions and fees, changes to the composition or level of its revenues, cash flow and liquidity, expected tax rates, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of its business and operations, plans, references to future successes, and expectations with respect to the timing, closing and benefits of the Combination, are forward-looking statements. Also, when Aon uses the words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan”, “probably”, “potential”, “looking forward”, or similar expressions, it is making forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in or anticipated by the forward-looking statements: general economic and political conditions in different countries in which Aon does business around the world, including the U.K.’s withdrawal from the European Union; changes in the competitive environment or damage to Aon’s reputation; fluctuations in exchange and interest rates that could influence revenue and expenses; changes in global equity and fixed income markets that could affect the return on invested assets; changes in the funding status of Aon's various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; the level of Aon’s debt limiting financial flexibility or increasing borrowing costs; rating agency actions that could affect Aon's ability to borrow funds; volatility in Aon’s tax rate due to a variety of different factors, including U.S. tax reform; changes in estimates or assumptions on Aon’s financial statements; limits on Aon’s subsidiaries to make dividend and other payments to Aon; the impact of lawsuits and other contingent liabilities and loss contingencies arising from errors and omissions and other claims against Aon; the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which Aon operates, particularly given the global scope of Aon’s businesses and the possibility of conflicting regulatory requirements across jurisdictions in which Aon does business; the impact of any investigations brought by regulatory authorities in the U.S., Ireland, the U.K. and other countries; the impact of any inquiries relating to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws and with U.S. and non-U.S. trade sanctions regimes; failure to protect intellectual property rights or allegations that Aon infringes on the intellectual property rights of others; the effects of Irish law on Aon’s operating flexibility and the enforcement of judgments against Aon; the failure to retain and attract qualified personnel, whether as a result of the Combination or otherwise; international risks associated with Aon’s global operations; the effects of natural or man-made disasters, including the effects of COVID-19 and other health pandemics; the potential of a system or network breach or disruption resulting in operational interruption or improper disclosure of personal data; Aon’s ability to develop and implement new technology; the damage to Aon’s reputation among clients, markets or third parties; the actions taken by third parties that perform aspects of Aon’s business operations and client services; the extent to which Aon manages certain risks created in connection with the services, including fiduciary and investments, consulting, and other advisory services, among others, that Aon currently provides, or will provide in the future, to clients; Aon’s ability to continue, and the costs and the costs and risks associated with, growing, developing and integrating companies that it acquires or new lines of business; changes in commercial property and casualty markets, commercial premium rates or methods of compensation; changes in the health care system or Aon’s relationships with insurance carriers; Aon’s ability to implement initiatives intended to yield, and the ability to achieve, cost savings; Aon’s ability to realize the expected benefits from its restructuring plan; the possibility that the Combination will not be consummated in the expected timeframe, or at all; failure to obtain necessary regulatory approvals, to comply with the requirements related to such approvals, or to satisfy any of the other conditions to the Combination; adverse effects on the market price of Aon’s securities and/or operating results for any reason, including, without limitation, because of a failure to consummate the Combination; the failure to realize the expected benefits of the Combination (including anticipated revenue and growth synergies) in the expected timeframe, or at all; the failure to effectively integrate the combined businesses following the Combination; significant transaction and integration costs or difficulties in connection with the Combination and or unknown or inestimable liabilities; litigation associated with the Combination; the potential impact of the consummation of the Combination on relationships, including with suppliers, customers, employees and regulators; and general economic, business and political conditions (including any epidemic, pandemic or disease outbreak, including COVID-19) that affect the combined company following the consummation of the Combination.

Any or all of Aon’s forward-looking statements may turn out to be inaccurate, and there are no guarantees about Aon’s performance. The factors identified above are not exhaustive. Aon and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. In addition, results for the year ended December 31, 2020 are not necessarily indicative of results that may be expected for any future period, particularly in light of the continuing effects of the COVID-19 pandemic. Further information concerning Aon and its businesses, including factors that potentially could materially affect Aon’s financial results, is contained in Aon’s filings with the Securities and Exchange Commission (the “SEC”). See Aon’s Annual Report on Form 10-K for the year ended December 31, 2020 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 for a further discussion of these and other risks and uncertainties applicable to Aon and its businesses. These factors may be revised or supplemented in subsequent reports filed with the SEC. Aon is not under, and expressly disclaims, any obligation to update or alter any forward-looking statement that it may make from time to time, whether as a result of new information, future events or otherwise.

Explanation of Non-GAAP Measures
This communication includes supplemental information not calculated in accordance with generally accepted accounting principles in the United State (“U.S. GAAP”) related to organic revenue growth (decline), free cash flow, adjusted operating income, adjusted operating margin, and adjusted earnings per share that exclude the effects of intangible asset amortization, restructuring, capital expenditures, and certain other noteworthy items that affected results for the comparable periods. Organic revenue growth (decline) includes the impact of intercompany activity and excludes foreign exchange rate changes, acquisitions, divestitures, transfers between revenue lines, fiduciary investment income, and gains or losses on derivatives accounted for as hedges. Currency impact is determined by translating last year’s revenue, expense, or net income at this year’s foreign exchange rates. Reconciliations to the closest U.S. GAAP measure for each non-GAAP measure presented in this communication are provided in the attached appendices. Supplemental organic revenue growth (decline) information and additional measures that exclude the effects of certain items noted above do not affect net income or any other U.S. GAAP reported amounts. Free cash flow is cash flows from operating activity less capital expenditures. The adjusted effective tax rate excludes the applicable tax impact associated with expenses for estimated intangible asset amortization, restructuring, and certain other noteworthy items. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors. Non-GAAP measures should be viewed in addition to, not in lieu of, Aon’s Condensed Consolidated Financial Statements. Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

Investor Contact:	Media Contact:
Leslie Follmer	Nadine Youssef
+1 312-381-3310	+1 312-381-3024
investor.relations@aon.com	mediainquiries@aon.com

Aon plc
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31,
(millions, except per share data)	2021	2020	% Change
Revenue
Total revenue	$3,525	$3,219	10%
Expenses
Compensation and benefits	1,719	1,522	13%
Information technology	114	111	3%
Premises	77	73	5%
Depreciation of fixed assets	41	41	—%
Amortization of intangible assets	40	97	(59)%
Other general expense	289	342	(15)%
Total operating expenses	2,280	2,186	4%
Operating income	1,245	1,033	21%
Interest income	3	2	50%
Interest expense	(79)	(83)	(5)%
Other income (expense) (1)	(2)	28	(107)%
Income before income taxes	1,167	980	19%
Income tax expense (2)	234	189	24%
Net income	933	791	18%
Less: Net income attributable to noncontrolling interests	20	19	5%
Net income attributable to Aon shareholders	$913	$772	18%

Basic net income per share attributable to Aon shareholders	$4.02	$3.31	21%
Diluted net income per share attributable to Aon shareholders	$4.00	$3.29	22%
Weighted average ordinary shares outstanding - basic	227.1	233.2	(3)%
Weighted average ordinary shares outstanding - diluted	228.1	234.5	(3)%
(1)Included in Other income (expense) for the three months ended March 31, 2020 is $1 million of expense that was previously classified as Net loss from discontinued operations.
(2)The effective tax rate was 20.1% and 19.3% for the three months ended March 31, 2021 and 2020, respectively.

Aon plc
Reconciliation of Non-GAAP Measures - Organic Revenue Growth (Decline) and Free Cash Flow (Unaudited)
Organic Revenue Growth (Decline) (Unaudited)

	Three Months Ended March 31,
(millions)	2021	2020	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (Decline) (3)
Revenue
Commercial Risk Solutions	$1,289	$1,146	12%	5%	(1)%	(1)%	9%
Reinsurance Solutions	922	848	9	3	(1)	1	6
Retirement Solutions	434	397	9	4	—	—	5
Health Solutions	536	502	7	3	—	—	4
Data & Analytic Services	351	331	6	4	—	4	(2)
Elimination	(7)	(5)	N/A	N/A	N/A	N/A	N/A
Total revenue	$3,525	$3,219	10%	4%	—%	—%	6%
(1)Currency impact is determined by translating last year’s revenue at this year’s foreign exchange rates.
(2)Fiduciary investment income for the three months ended March 31, 2021 and 2020 was $2 million and $15 million, respectively.
(3)Organic revenue growth (decline) includes the impact of intercompany activity and excludes the impact of changes in foreign exchange rates, fiduciary investment income, acquisitions, divestitures, transfers between revenue lines, and gains or losses on derivatives accounted for as hedges.

Free Cash Flows from Operations (Unaudited)

	Three Months Ended March 31,
(millions)	2021	2020	% Change
Cash Provided by Operating Activities	$561	$338	66%
Capital Expenditures Used for Operations	(29)	(59)	(51)%
Free Cash Flows Provided by Operations (1)	$532	$279	91%
(1)Free cash flow is defined as cash flows from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

Aon plc
Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share (Unaudited) (1)

	Three Months Ended March 31,
(millions, except percentages)	2021	2020	% Change
Revenue	$3,525	$3,219	10%

Operating income	$1,245	$1,033	21%
Amortization and impairment of intangible assets	40	97
Transaction costs (2)	35	18
Operating income - as adjusted	$1,320	$1,148	15%
Operating margin	35.3%	32.1%
Operating margin - as adjusted	37.4%	35.7%

	Three Months Ended March 31,
(millions, except percentages)	2021	2020	% Change
Operating income - as adjusted	$1,320	$1,148	15%
Interest income	3	2	50%
Interest expense	(79)	(83)	(5)%
Other income (expense):
Other income (expense) - pensions - as adjusted	6	4	50%
Other income (expense) - other	(8)	24	(133)%
Total Other income (expense) - as adjusted	(2)	28	(107)%
Income before income taxes - as adjusted	1,242	1,095	13%
Income tax expense (3)	245	212	16%
Net income - as adjusted	997	883	13%
Less: Net income attributable to noncontrolling interests	20	19	5%
Net income attributable to Aon shareholders - as adjusted	$977	$864	13%
Diluted net income per share attributable to Aon shareholders - as adjusted	$4.28	$3.68	16%
Weighted average ordinary shares outstanding - diluted	228.1	234.5	(3)%
Effective Tax Rates (3)
U.S. GAAP	20.1%	19.3%
Non-GAAP	19.7%	19.4%
(1)Certain noteworthy items impacting operating income in the three months ended March 31, 2021 and 2020 are described in this schedule. The items shown with the caption “as adjusted” are non-GAAP measures.
(2)As part of the pending combination with Willis Towers Watson, certain transaction costs will be incurred by the Company prior to the closing date. We are working towards closing the combination in the first half of 2021, subject to regulatory approval and customary closing conditions. These costs may include advisory, legal, accounting, valuation, and other professional or consulting fees required to complete the combination.
(3)Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with accelerated tradename amortization, impairment charges and certain transaction costs, which are adjusted at the related jurisdictional rate.

Aon plc
Condensed Consolidated Statements of Financial Position (Unaudited)

	As of
(millions)	March 31, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$822	$884
Short-term investments	171	308
Receivables, net	3,526	3,070
Fiduciary assets (1)	13,894	13,798
Other current assets	492	624
Total current assets	18,905	18,684
Goodwill	8,587	8,666
Intangible assets, net	594	640
Fixed assets, net	584	599
Operating lease right-of-use assets	867	911
Deferred tax assets	721	724
Prepaid pension	1,321	1,280
Other non-current assets	596	610
Total assets	$32,175	$32,114

Liabilities and equity
Liabilities
Current liabilities
Accounts payable and accrued liabilities	$1,628	$2,016
Short-term debt and current portion of long-term debt	—	448
Fiduciary liabilities	13,894	13,798
Other current liabilities	1,301	1,171
Total current liabilities	16,823	17,433
Long-term debt	7,263	7,281
Non-current operating lease liabilities	849	897
Deferred tax liabilities	293	262
Pension, other postretirement, and postemployment liabilities	1,681	1,763
Other non-current liabilities	905	895
Total liabilities	27,814	28,531

Equity
Ordinary shares - $0.01 nominal value	2	2
Additional paid-in capital	6,348	6,312
Retained earnings	1,801	1,042
Accumulated other comprehensive loss	(3,891)	(3,861)
Total Aon shareholders' equity	4,260	3,495
Noncontrolling interests	101	88
Total equity	4,361	3,583
Total liabilities and equity	$32,175	$32,114
(1)Includes cash and short-term investments of $5,699 million and $5,681 million for the periods ended March 31, 2021 and December 31, 2020, respectively.

Aon plc
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
(millions)	2021	2020
Cash flows from operating activities
Net income	$933	$791
Adjustments to reconcile net income to cash provided by operating activities:
(Gain) from sales of businesses, net	—	(25)
Depreciation of fixed assets	41	41
Amortization and impairment of intangible assets	40	97
Share-based compensation expense	131	76
Deferred income taxes	19	(6)
Change in assets and liabilities:
Fiduciary receivables	(166)	(808)
Short-term investments — funds held on behalf of clients	(28)	(237)
Fiduciary liabilities	194	1,045
Receivables, net	(485)	(543)
Accounts payable and accrued liabilities	(356)	(275)
Current income taxes	142	141
Pension, other postretirement and postemployment liabilities	(59)	(41)
Other assets and liabilities (1)	155	82
Cash provided by operating activities	561	338
Cash flows from investing activities
Proceeds from investments	11	6
Payments for investments	(18)	(43)
Net sales (purchases) of short-term investments — non-fiduciary	138	(38)
Acquisition of businesses, net of cash acquired	—	(334)
Sale of businesses, net of cash sold	—	30
Capital expenditures	(29)	(59)
Cash provided by (used for) investing activities	102	(438)
Cash flows from financing activities
Share repurchase	(50)	(463)
Issuance of shares for employee benefit plans	(87)	(112)
Issuance of debt	250	2,060
Repayment of debt	(650)	(1,341)
Cash dividends to shareholders	(104)	(102)
Noncontrolling interests and other financing activities	(68)	40
Cash provided by (used for) financing activities	(709)	82
Effect of exchange rates on cash and cash equivalents	(16)	(82)
Net (decrease) in cash and cash equivalents	(62)	(100)
Cash and cash equivalents at beginning of period	884	790
Cash and cash equivalents at end of period	$822	$690
(1)Included in Other assets and liabilities for the three months ended March 31, 2020 is $1 million previously classified as Net loss from discontinued operations and a $60 million cash outflow previously classified as Restructuring reserves.